FOR IMMEDIATE RELEASE

Stratos Renewables Corporation Announces
Its Intent to Deregister Its Stock

Los Angeles, California – March 15, 2010 – Stratos Renewables Corporation (OTCBB: SRNW) (“Stratos”) today announces that we intend to file, on March 19, 2010, a Form 15 with the Securities and Exchange Commission (SEC) to deregister our shares of common stock under the Securities Exchange Act of 1934. We expect that the deregistration of our shares will become effective 90 days after the filing of the Form 15. As a result of the filing, our obligation to file certain reports and forms with the SEC, including Forms 10-K, 10-Q and 8-K, will be immediately suspended.

The decision to deregister our shares was made in connection with our closing of a $1,850,000 debt and equity financing (the “Financing”) with I2BF Biodiesel, Ltd. and Blue Day Limited, each of whom, prior to the Financing, were existing shareholders who had previously provided significant funding to Stratos.  Of the $1,850,000 investment, $885,077 was made on March 4, 2010, and the remainder will be made in monthly installments subject to our achievement of certain operational and financial milestones.  The proposed deregistration of our shares was a condition to the consummation of the Financing.  Further details of the Financing are set forth in the Form 8-K filed with the SEC on even date herewith.

We believe that the Financing allows us to maintain Stratos as a going concern and allows us to avoid imminent liquidation. We also believe that deregistration will allow the Company to save substantial time and costs of public company reporting and compliance, and will allow management to work to further increase shareholder value by dedicating more time, attention and resources on existing plans to generate revenue including, among other things, the continued development of our ethanol production facility and operations in Peru. The decision to deregister and to conduct the Financing was unanimously approved by our Board of Directors.

About Stratos Renewables Corporation

Stratos Renewables Corporation intends to be a vertically integrated sugarcane ethanol player in Peru, committed to becoming the lowest cost producer of ethanol globally. We believe that Peru is an attractive location for the cultivation, processing, distribution, and use of alternative fuels. We are currently a development-stage company with no revenues from operations. For information about Stratos Renewables Corporation, please visit: www.stratosrenewables.com.

Forward Looking Statements
This document contains forward-looking statements that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words "expects," "anticipates," believes," intends," "estimates," "should," "would," "strategy," "plan" and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Accordingly, we cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of the company. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company’s periodic reports filed from time to time with the Securities and Exchange Commission and available at www.sec.gov.